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For Immediate Release

Contact:
Ronald Weigner
Vice President & Chief Financial Officer
978.284.4000

MKS Instruments Elects Dr. Cristina Amon to Board of Directors

Wilmington, Mass., May 7, 2007 — MKS Instruments, Inc. (NASDAQ: MKSI), a leading worldwide provider of process control technologies for improving productivity in semiconductor and other advanced manufacturing processes, announced the election of Cristina H. Amon, 50, to the Board of Directors at the Annual Meeting of Shareholders.

Dr. Amon was the Raymond J. Lane Distinguished Professor of Mechanical Engineering and Director of the Institute for Complex Engineered Systems at Carnegie Mellon University until 2006, when she joined the University of Toronto as Dean of the Faculty of Applied Science and Engineering, and the Alumni Chair Professor in Bioengineering of Mechanical and Industrial Engineering. An alumna of the Massachusetts Institute of Technology, Dr. Amon pioneered the development of Computational Fluid Dynamics for formulating and solving thermal design problems subject to multi-disciplinary constraints. Most recently, her research has focused on developing numerical algorithms for sub-micron and nano-scale heat transport in semiconductors. Dr. Amon has been recognized with numerous awards and honors. She is active in professional societies including the National Academy of Engineering and holds leadership roles in the American Association for the Advancement of Science and the American Society of Mechanical Engineers. In addition to MKS, she serves on external advisory boards at several universities.

Her election follows the previously announced election of Greg Beecher, Vice President and Chief Financial Officer of Teradyne, to the Board of Directors in August 2006.

John Bertucci, Chairman of the Board, said, “I am pleased to welcome another outstanding leader with superb skills and expertise to the Board. Cristina’s in-depth knowledge of diverse advanced technologies adds a valuable dimension.”

James G. Berges and Owen W. Robbins retired from the Board immediately prior to the Annual Meeting.

“On behalf of the Board, I would like to thank Jim and Owen for their years of service and their active support of MKS,” said Mr. Bertucci.

MKS Instruments, Inc. is a leading worldwide provider of process control solutions for advanced manufacturing processes such as semiconductor device manufacturing; thin-film manufacturing for flat panel displays, data storage media, architectural glass and electro-optical products; and technology for medical imaging equipment. Our instruments, components and subsystems incorporate sophisticated technologies to power, measure, control, and monitor increasingly complex gas related semiconductor manufacturing processes, thereby enhancing our customers’ uptime, yield and throughput, and improving their productivity and return on invested capital.

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